FOR IMMEDIATE RELEASE:
March 22, 2005

AJS BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

        Midlothian, Illinois, AJS Bancorp, Inc. (OTCBB; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, announced today that its Board of Directors has authorized the Company to add an additional 100,000 shares to the current stock repurchase program. The Company had previously authorized 117,000 on May 18, 2004 of which 82,254 shares have already been repurchased. The repurchases generally would be effected through open market purchases, although the Company does not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

        At December 31, 2004, the Company reported total assets of $270.9 million and stockholders’ equity of $30.5 million.

Contact:	Lyn G. Rupich President/Chief Operating Officer 708-687-7400